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                                                                    Exhibit 99.2

                                  VSOURCE, INC.

                       Amended Certificate of Designation

           Robert C. McShirley and Sandford T. Waddell, certify that:

A. They are the duly elected and acting President and Secretary, respectively, of Vsource, Inc., a Nevada corporation (the "Company");

B. The following resolution, which sets forth the rights, preferences, privileges and restrictions of the Series 1-A Convertible Preferred Stock of the Company, was duly adopted by the Board by unanimous written consent dated as of August 28, 2000:

C. Approval by holders of a majority of the outstanding shares of the Series 1-A Preferred Stock, as required by Sections 8 and 9 of the Certification of Designation creating the Series 1-A Preferred Stock And by Section 78.1955(3) of the Nevada General Corporation Law, has been obtained.

D. That Subparagraphs 4.a and 4.b of the Series 1-A Certificate of Designation, filed on February 22, 2000, are hereby amended to read in their entirety as follows and except as hereby amended, all other provisions of the Series 1-A Certificate of Designation shall remain in full force and effect in accordance with their terms:

     4.   Liquidation Preference.

          a. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, each holder of the Series 1-A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership thereof, a preference amount for each outstanding share they hold equal to the sum of:
     (A) the price $2.50 originally paid for such outstanding share of Series 1-A Preferred Stock (the "Original Issue Price") and (B) an amount equal to declared but unpaid dividends on such share, if any, but only to the extent of the Company's retained earnings. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series 1-A Preferred Stock and the Series 2-A Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amount each such holder is entitled to receive, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among such holders and the holders of the Series 1-A Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive.

          b. After payment to the holders of the Series 1-A Preferred Stock and the Series 2-A Preferred Stock of the amounts to which they are entitled to be paid prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership thereof, the remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of the Common Stock, the Series 1-A Preferred Stock and the Series 2-A Preferred Stock pro rata based on the number of shares of Common Stock held by each (assuming conversion of all such Series 1-A Preferred Stock pursuant to Paragraph 7 below and of all such Series 2-A Preferred Stock pursuant to Paragraph 7 of the Certificate of Designation creating the Series 2-A Preferred Stock).


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     IN WITNESS WHEREOF Vsource, Inc. has caused this certificate to be executed by Robert C. McShirley, its President and Sandford T. Waddell, its Secretary, on the date set forth below.

Dated: August 28, 2000

                                                /s/ Robert C. McShirley
                                                --------------------------------
                                                Robert C. McShirley, President

                                                /s/ Sandford T. Waddell
                                                --------------------------------
                                                Sandford T. Waddell, Secretary

STATE OF       California       )
         -----------------------
                                )  ss.
COUNTY OF      Ventura          )
          ----------------------

     On August 28, 2000 personally appeared before me, a Notary Public, Robert
C. McShirley and Sandford T. Waddell, who acknowledged that they executed the above instrument.

                                                /s/ Carlene Ackley
                                                --------------------------------

(SEAL)                                          Notary Public


           Robert C. McShirley and Sandford T. Waddell, certify that:

A. They are the duly elected and acting President and Secretary, respectively, of Vsource, Inc., a Nevada corporation (the "Company");

B. The following resolution, which sets forth the rights, preferences, privileges and restrictions of the Series 2-A Convertible Preferred Stock of the Company determined by the Board of Directors of the Company in accordance with the authorization contained in the Company's Articles of Incorporation, as amended, was duly adopted by the Board by unanimous written consent dated as of July 27, 2000:

     IN WITNESS WHEREOF Vsource, Inc. has caused this certificate to be executed by Robert C. McShirley, its President and Sandford T. Waddell, its Secretary, on the date set forth below.